UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   January 4, 2007 (October 2, 2006)

NETBANK, INC.

(Exact name of registrant as specified in its charter)

Georgia	0-22361	58-2224352
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1015 Windward Ridge Parkway, Alpharetta, GA		30005
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 770-343-6006

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This Amended Current Report on Form 8-K/A of NetBank, Inc. (the “Company”) is being filed with the Securities and Exchange Commission (“SEC”) to update the disclosure originally reported in the Current Report on Form 8-K of the Company filed with the SEC on October 5, 2006 (the “Prior Form 8-K”).

Item 5.02.  Entry Into a Material Definitive Agreement

(c)  As reported in the Prior Form 8-K, on October 2, 2006, the Board of Directors (the “Board”) of the Company selected Steven F. Herbert, then the Chief Finance Executive of the Company (“CFO”), to become Chief Executive Officer of the Company (“CEO”), and James P. Gross, then Controller of the Company, to become CFO, effective on October 5, 2006.  As of the date of filing of the Prior Form 8-K with the SEC, the terms of the compensation arrangements with Messrs. Herbert and Gross had not been changed to reflect their new positions.  In connection with the selection to their new positions, on December 18, 2006, the Compensation Committee (the “Committee”) of the Board approved, subject to approval by the Office of Thrift Supervision (“OTS”), the following changes to the compensation arrangements with Messrs. Herbert and Gross, retroactively effective from October 9, 2006 (the “Commencement Date”).  The Company received notification of OTS approval on January 4, 2007.

The following table sets forth, with respect to each executive officer named below, the base salary prior to promotion, the new base salary effective on the Commencement Date, and the maximum potential bonus under the Company’s Management Incentive Plan for the respective periods indicated.  The maximum potential bonus for each of Messrs. Herbert and Gross for the first three quarters of 2006 is based upon their respective base salary as of January 1, 2006, which was $220,500 and $192,938, respectively.  The maximum potential bonus for each for the fourth quarter of 2006 is based upon their respective base salaries as of the Commencement Date.  Any bonuses shall be payable to Messrs. Herbert and Gross in restricted stock.

Name and Title	Base Salary Pay Rate Prior to Commencement Date	Base Salary Pay Rate Retroactive from Commencement Date	Maximum Bonus as Percentage of Applicable Base Salary Q1-Q3 2006	Maximum Bonus as Percentage of Applicable Base Salary Q4 2006
Steven F. Herbert Chief Executive Officer	$270,000	$360,000	150%	150%

James P. Gross Chief Finance Executive	$198,726	$240,000	37.5%	75%

The description of the Company’s Management Incentive Plan in the Company’s Current Report on Form 8-K, which was filed with the SEC on March 28, 2006, is incorporated by reference herein.  For the first three quarters of 2006, Mr. Herbert’s bonus will be based on overall Company performance, line of business performance and individual performance.  These specified key performance measures (the “Performance Measures”), the various target levels (the “Target Metrics”) within each Performance Measure and the relative weightings of such Performance Measures and Target Metrics previously determined by the Committee with respect to Mr. Herbert, as CFO, will continue to apply to Mr. Herbert for the first three quarters of 2006.  The overall Company Performance Measures (earnings per share, number of customers and cross-sell ratio) and Target Metrics that were previously established by the Committee with respect to the prior CEO will apply to Mr. Herbert and be the basis for any incentive bonus he receives for the fourth quarter of 2006.  For the entire year 2006, Mr. Gross’s bonus will be based on the same Performance Measures (overall Company, line of business performance and individual performance), Target Metrics and relative weightings of each previously determined by the Committee and applicable to Mr. Gross prior to his promotion to CFO.  However, Mr. Gross’s maximum potential bonus will be increased for the fourth quarter of 2006.

The Committee’s approval was preceded by its review of market data, analysis of current compensation, and other considerations, and by its consultation with outside compensation consultants.  There were no changes to Mr. Herbert’s employment agreement originally entered into in connection with his service as CFO.  As previously reported in the Prior Form 8-K, the Company expects to enter into a new employment agreement with Mr. Herbert in connection with his promotion to the position of CEO, and once the terms of that new agreement have been determined and approved, the Company plans to file an amendment to the Prior Form 8-K and this Current Report on Form 8-K/A under Item 5.02.  There were no changes to Mr. Gross’s Change in Control Agreement, which was entered into prior to his promotion to Chief Finance Executive.  Mr. Gross continues to have no formal employment agreement and serves at the pleasure of the Board.  However, the Company expects to enter into an employment agreement with Mr. Gross in connection with his promotion to the position of CFO, and once the terms of that new agreement have been determined and approved, the Company plans to file an amendment to the Prior Form 8-K and this Current Report on Form 8-K/A under Item 5.02.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NetBank, Inc.
(Registrant)

Date: January 9, 2007	/s/ Charles E. Mapson
(Signature)

Charles E. Mapson
Chief Legal Executive